Exhibit 10.1

May 10, 2013

CONFIDENTIAL

John Schaeffer

2001 Duncan Springs Road

Hopland, CA 95449

Re: Bonus and Severance Eligibility

Dear John:

Pursuant to the terms of this letter (this “Letter”) and in consideration of your long-standing contribution to the Real Goods Solar, Inc. (the “Company”), we are pleased to provide you with the following additional bonus and severance package. Please review the following bonus details set forth in this Letter and sign it below.

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Change of Control Bonus. Upon a Change of Control (as defined below), the Company will pay you a bonus of $250,000 (the “Change of Control Bonus”), to be paid on or before the 30th day following such Change of Control; provided that you must be employed by the Company on the effective date of the Change of Control in order to be entitled to receive the Change of Control Bonus.

•	Retirement, Termination without Cause and Severance.

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Upon Retirement (as defined below) or termination without Cause (as defined below), the Company will pay you a severance payment equal to $200,000 (the “Severance Payments”), to be paid in 12 equal monthly installments commencing on the 1-month anniversary of such termination. If the Company pays you a Change of Control Bonus, you will not receive the Severance Payments.

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Upon your termination of employment for any reason, you will be paid all of your accrued salary, all accrued but unused PTO per the Company’s policy, any other bonuses earned prior to the termination date on a pro-rata basis, the time and form of any such bonus to be paid in accordance with the terms of the applicable bonus plan or program. All other benefits shall cease upon your termination of employment unless otherwise required by applicable laws.

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Non-Compete; Non-Solicitation. You agree that, in consideration for the Severance Payments contemplated hereby, for so long as you are receiving Severance Payments, you shall not directly or indirectly (a) own, manage, control, participate in, consult with, render services at the time of termination for or engage in any manner in any business in which the Company or its subsidiaries is engaged anywhere within 100 miles of any business location of the Company on the date of termination or (b) induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or such subsidiaries, or in any way interfere with the relationship between the Company or any such subsidiary and any employee thereof. Nothing herein shall prohibit you from being a passive owner of not more than 5% of the outstanding stock of another corporation, so long as you have no active participation in the management or the business of such corporation. If, at the time of enforcement of any of the provisions of this paragraph, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, you agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

•	Certain Terms.

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“Cause” means (a) misappropriation of funds, (b) conviction of a crime involving moral turpitude, (c) gross negligence in the performance of duties, (d) breach of fiduciary duty to the Company, or (e) material breach of any contractual obligations to the Company.

•	“Change of Control” means a new or an existing shareholder currently owning less than 10% of shares of the Company becoming a majority shareholder within 12 months of the date hereof.

•	“Retirement” means voluntary termination of your employment by you on a date mutually agreed upon by you and the Company.

•	Miscellaneous.

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You understand and agree that you are solely responsible for any and all taxes due as a result of any compensation, including any Change of Control Bonus or Retirement Bonus, provided hereunder. Notwithstanding provision to the contrary, in no event does the Company guarantee any particular tax consequences, outcome or tax liability to you. No provision of this Letter shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as it may be amended from time to time (“Section 409A”) from you or any other individual to the Company or its affiliates.

•	Compensation and benefits provided hereunder are subject to applicable payroll taxes and the related withholding obligations.

•	This Letter shall be governed by and construed in accordance with the laws of the State of Colorado without regard to principles of conflict of laws.

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This Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Upon your execution below, this Jetter agreement is binding and effective as of the date set forth above.